EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
I, Ritu Chandy, certify that:
1.	I am a duly authorized officer of BMW Financial Services NA, LLC;
2.
I have reviewed the terms of that certain Servicing Agreement, dated as of August 30, 1995 (the “Basic Servicing Agreement”), between Financial Services Vehicle Trust (the “Trust”) and BMW Financial Services NA, LLC, as servicer (in such capacity, the “Servicer”), as supplemented by the 2015-1 SUBI Servicing Supplement, dated as of January 14, 2015 (together with the Basic Servicing Agreement, the “Servicing Agreement”), among the Trust, BMW Manufacturing L.P., as grantor and initial beneficiary of the Trust, and BMW Financial Services NA, LLC, as sponsor and as Servicer, and I have made, or have caused to be made under my supervision, a detailed review of the activities of the Servicer and the performance of its obligations thereunder during the period from January 1, 2016 to December 31, 2016;

3.
To the best of my knowledge, based on the review described in paragraph 2, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects during the period from January 1, 2016 to December 31, 2016, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event:
NONE.
Dated:  March 22, 2017
By:    /s/ Ritu Chandy
         Name:  Ritu Chandy
         Title:  Vice President – Finance & CFO
                     BMW Financial Services NA, LLC